Exhibit 10.8

SERVICES AGREEMENT

THIS AGREEMENT is made and entered into as of July 10, 2012 between Golden Growers Cooperative, a Minnesota Cooperative (“GGC”) and Mark Dillon (“Dillon”).

RECITALS

WHEREAS, Dillon has been employed as the Executive Vice President of GGC since June 16, 1996.

WHEREAS, Dillon’s last day of employment as the Executive Vice President of GGC will be September 30, 2012.

WHEREAS, GGC desires to retain Dillon’s services as an independent contractor to assist with, among other things, the transition and training of Dillon’s replacement and Dillon is willing to provide such services to GGC.

NOW THEREFORE, the parties agree as follows:

1.                                       SERVICES. Beginning on October 1, 2012 and continuing through March 31, 2013, on an as needed and requested basis, Dillon shall provide the following services to GGC to the extent requested by Dillon’s replacement or the GGC Board of Directors:

1.1                                 Transition to and training of Dillon’s replacement.

1.2                                 Preparation for and attendance at the Board meetings in December 2012 and March 2013.

1.3                                 Preparation for and attendance at GGC’s Annual Meeting in March 2013.

1.4                                 Supervision of Q-3 and Q-4 (annual) audits.

1.5                                 Preparation of financial analyses for October 2012 and February 2013 distributions.

1.6                                 Supervise October 2012 and February 2013 distributions.

1.7                                 Supervise preparation of K- 1 s (February 2013).

1.8                                 Assistance with SEC Filings (Q3, 10-K and 8-K).

1.9                                 Assistance with preparation of the of the 2012 Annual Report.

1.10                           Assistance with preparation of the 2013 Budget.

1.11                           Assistance with preparation of the 2012 Tax returns.

1.12                           Such other consulting and related services as reasonably requested by GGC.

2.                                       DUTIES OF DILLON. Dillon shall have the following duties under the terms of this Agreement:

2.1                                 Dillon shall comply with all governmental laws, rules and regulations applicable to the services to be provided under this Agreement.

2.2                                 Dillon will faithfully and diligently perform his duties required by this Agreement. Dillon shall perform all work or services in a good and professional manner.

2.3                                 Dillon is responsible for providing all equipment and supplies necessary to perform under this Agreement.

3.                                       COMPENSATION. In consideration for the services to be provided by Dillon under this Agreement, GGC shall pay Dillon a monthly fee of $37,250 (the “Monthly Fee”). The Monthly Fee shall be payable on or before the fifth day after the end of each calendar month covered by the term of this Agreement. Dillon shall not be entitled to any other compensation or benefits from GGC.

4.                                       EXPENSE PEIMBURSMENT. GGC shall reimburse Dillon for actual travel (airline, lodging, meals) he incurs in attending Board or other meetings at the request of GGC. Otherwise, Dillon agrees to be fully and totally responsible for all expenses incurred by him while performing under this Agreement.

5.                                       TERM AND TERMINATION OF AGREEMENT.

5.1                                 Term of Agreement. This Agreement shall remain in force through March 31, 2013, unless sooner terminated under the provisions set forth below.

5.2                                 Termination Without Cause. Either party can terminate this Agreement without cause by providing the other party ten (10) days prior written notice. If Dillon terminates this Agreement without cause, GGC shall be required to pay the Monthly Fee to Dillon prorated through the effective date of termination. If GGC terminates this Agreement without cause, GGC shall be required to pay the Monthly Fee due through the period ending March 31, 2013.

5.3                                 Termination for Cause, notwithstanding anything contained in this Agreement to the contrary, GGC shall have the right to immediately terminate this Agreement upon the occurrence of any of the following events (“Cause”):

5.3.1                        The conviction of Dillon for any felony or any other criminal offense involving dishonesty or a breach of accepted moral standards.

5.3.2                        Any act of misconduct committed by Dillon in the performance of Dillon’s duties under this Agreement (misconduct is defined as any unethical, illegal, intentional or reckless conduct that displays a violation of the standards of behavior GGC has a right to reasonably expect of Dillon).

5.3.3                        Dillon’s continued failure to meet performance standards or duties and responsibilities for a period of ten (10) days after notice of such deficiencies from GGC.

5.3.4                        If GGC terminates this Agreement with cause, GGC shall only be required to pay Dillon the Monthly Fee prorated through the effective date of termination.

6.                                       CONFIDENTIAL INFORMATION.

6.1                                 Dillon acknowledges that in the course of his performing under this Agreement, he will have access to GGC’s and ProGold’s confidential information consisting of member stock subscriptions and stock transactions, correspondence, communications and other information; procedures, methods, records and standards relating to the terms of any contracts entered into by GGC and ProGold; any information on any computer database; fiduciary information; records, data, formulae, specifications, trade secrets, developments, research activity, processes, designs, sketches and drawings; short term and long range plans; financial status, statements and information; and personal data including specifically all compensation and other personal information relating to any GGC employee. Confidential information also includes any confidential information relating to any business of any company affiliated with GGC, which is disclosed to Dillon either purposely or inadvertently in the course of his employment with GGC. Dillon agrees that such information shall be considered secret and disclosed to him in confidence. Dillon recognizes that such information is the sole property of GGC, and where appropriate, ProGold, and shall be used for the exclusive benefit of GGC or ProGold. During the term of this Agreement and thereafter, Dillon will not directly or indirectly disclose or use any such confidential information except as required in the conduct of GGC’s business.

6.2                                 Confidential information may be written, stored in a computer, merged with other information, or simply memorized. Just because it is memorized, however, this does not in any way reduce its confidentiality or its proprietary nature. While some of this confidential information may be generally public knowledge, its compilation in a form useful to GGC and ProGold and their competitors makes it unique and valuable.

6.3                                 Dillon agrees that all records, files, documents, equipment, computer discs, video tapes and the like relating to GGC’s or ProGold’s business which he may prepare, use or obtain shall be and remain the sole property of GGC or ProGold. Dillon further agrees that upon the termination of this Agreement, he will immediately deliver to the Board or its designee any and all materials in his possession relating to and within the scope of the current or projected business of GGC and ProGold, including, but not limited to, all the items listed above.

6.4                                 Dillon acknowledges and agrees that its breach of Section 6 of this Agreement would cause irreparable harm to GGC and that such harm may not be compensable entirely with monetary damages. If Dillon violates this Agreement, GGC may, but shall not be required to, seek injunctive relief and/or any other remedy allowed at law, in equity, or under this Agreement. Any injunctive relief sought by GGC shall be in addition to and not in limitation of any monetary relief or other remedies or rights to which GGC is or may be entitled at law, in equity, or under this Agreement. In connection with any suit at law or in equity by GGC under this Agreement, GGC shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, or other remuneration which Dillon either directly or indirectly realized on its behalf or on behalf of another and/or may realize, as a result of, growing out of, or in connection with the violation which is the subject of the suit.

7.                                       INDEPENDENT CONTRACTOR. This Agreement does not constitute a hiring by either party. The parties hereto are and shall remain independent contractors bound by the provisions hereof. Dillon is under the control of GGC as to the result of Dillon’s work only and not as to the means by which such result is accomplished, including the order of delivery. Except as expressly provided herein, Dillon is free to engage in any other business which Dillon may wish to pursue, and is free to provide services to any other person or entity. This Agreement shall not be construed as an employer/employee relationship or partnership, and neither party hereto shall be liable for any obligation incurred by the other, except as provided elsewhere herein. GGC shall not withhold from payments to Dillon any amounts for taxes or any other items, GGC shall not make any premium payments or contributions for any workman’s compensation or unemployment compensation for Dillon. If any governmental entity shall decide, notwithstanding the intent of the parties expressed in this provision, that GGC is required to pay payroll taxes, or unemployment or worker’s compensation premiums, Dillon shall be required to immediately reimburse GGC for such expenses.

8.                                       INDEMNTFICATION.

8.1                                 Indemnification by Dillon. Dillon shall indemnify, defend and hold GGC harmless from any and all liability, obligation, loss, damage, injury, penalty, action, judgment, suit, claim, cost, expense or disbursement of any kind and nature which may be imposed on, incurred by or served against GGC by any person or entity relating to, arising out of, or in connection with the performance of this Agreement by Dillon, or any alleged act or neglect of Dillon arising out of or in connection with Agreement. Dillon agrees to provide GGC with immediate notification of any claim received which names, or in any way involves, GGC.

8.2                                 Indemnification by GGC. GGC shall indemnify, defend and hold Dillon harmless from any and all liability, obligation, loss, damage, injury, penalty, action, judgment, nit, claim, cost, expense or disbursement of any kind and nature which may be imposed on, incurred by or served against Dillon by any person or entity relating to, arising out of, or in connection with the performance of this Agreement by GGC, or any alleged act or neglect of GGC arising out of or in connection with this Agreement. GGC agrees to provide Dillon with immediate notification of any claim received which names, or in any way involves, Dillon.

8.3                                 Claims for Indemnification. The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the “Indemnified Party”). Whenever any claim arises for indemnification under this Agreement, the Indemnified Party will promptly notify the party from whom indemnification is sought (the “Indemnifying Party) of the claim, and the facts constituting the basis for such claim, but in no event later than fifteen (15) days after the Indemnified Party acquires knowledge of the claim. The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party demonstrates that the defense of such action is prejudiced thereby.

8.4                                 Claims by Third Parties. With respect to claims made by third parties, the indemnifying Party will be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party; provided, however that.

8.4.1                        The Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

8.4.2                        No indemnifying Party may consent to the entry of any judgment or enter into any settlement (i) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim or (ii) if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnified Party; and

8.4.3                        If the Indemnifying Party does not assume control of the defense of such claim in accordance with the foregoing provisions within five (5) days after receipt of notice of the claim, the Indemnified Party will have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefore in accordance with this Section 9; provided, however, that the Indemnified Party will not be entitled to consent to the entry of any judgment or enter into any settlement of such claim (1) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party a release from all liability with respect to such claim without the prior written consent of the Indemnifying Party; or (ii) if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnifying Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnifying Party.

9.                                       INSURANCE. To support the indemnification provisions in this Agreement, and as a separate and independent obligation, Dillon shall, at its expense, maintain, with an insurance company or companies authorized to do business in the state where the work is to be performed, insurance coverages of the kind and in the minimum amounts as follows:

9.1                                 Automobile Liability Insurance with Bodily Injury limits of at least $1,000,000 for each person and $1,000,000 for each accident; and Property Damage limits of at least $1,000,000 for each accident or $1,000,000 combined single limit for Bodily Injury and Property Damage.

9.2                                 Dillon may satisfy the above limit requirements through an umbrella policy.

9.3                                 Dillon agrees to have its insurance carrier furnish GGC with a certificate or certificates evidencing insurance coverage in accordance with the above requirements.

10.                                 MISCELLANEOUS.

10.1                           Entire Agreement. This Agreement, contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

10.2                           Notices. Any notice under this Agreement to shall be in writing and, if delivered by hand, shall be deemed to have been given when delivered, if sent by email, when sent and, if mailed, shall be deemed to have been given on the earlier of receipt or three (3) days after the date when sent by registered or certified United States Mail, postage prepaid, return receipt requested and addressed to the party at its address shown below its signature to this Agreement or at such other addresses as such party may, by written notice to the other, have designated as its address for such purposes.

10.3                           Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflict of law principles.

10.4                           Attorneys’ Fees. Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to legal proceedings in connection with this Agreement, the party prevailing in such legal proceedings will be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys’ fees and costs in such legal proceedings from the non-prevailing party or parties.

10.5                           Amendment. This Agreement may be amended only by a writing signed by duly authorized representatives of the parties. 6

10.6                           Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, will be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances will remain in full force and effect.

10.7                           Counterparts. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. This Assignment may be signed by facsimile or other electronic means and such signatures shall be as binding on the party providing the same as original signatures.

10.8                           Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement will be in all cases construed according to its fair meaning and not strictly for or against either party.

10.9                           Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law will constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged.

Dated as of the day and year set forth above.

GOLDEN GROWERS CONTRACTOR

COOPERATIVE

By:	/s/ Jason Medhaug	/s/ Mark Dillon
	Jason Medhaug, Chairperson	Mark Dillon

	Address for Notices:	Address for Notices:
	Attn: Jason Medhaug	Attn. Mark C. Dillon
	112 Roberts St N # 111	1017 8th St. South
	Fargo, ND 58102	Fargo ND 58103
-or-
	Email: medfarm@tnics.com	Attn. Mark C. Dillon
609 Thunderbird Drive
Prescott, AZ 86303